Exhibit 99.1

LNB Bancorp, Inc. Appoints Frederick D. DiSanto to Board of Directors

LORAIN, Ohio--(BUSINESS WIRE)--October 24, 2013--LNB Bancorp, Inc. (NASDAQ: LNBB) announces the appointment of Frederick D. DiSanto to the company’s board of directors.

Mr. DiSanto has served as the Chief Executive Officer of The Ancora Advisors, LLC a registered investment advisor since January 2006. Mr. DiSanto served as Executive Vice President and Manager of Fifth Third Bank’s Investment Advisors Division from 2000 to 2006, overseeing investment management, trust and private banking services. From 1998 until 2000, Mr. DiSanto served as President and Chief Operating Officer of Maxus Investment Group and was responsible for the marketing, sales, financial and general operations of the firm.

“LNB is pleased to welcome Fred DiSanto to the board of directors,” said James R. Herrick, chairman of the board. “Fred’s experience and perspective will provide our board and management team with new insight relating to our business and our ability to grow the company. His addition to the board supports our efforts to expand our presence in the broader Greater Cleveland market.”

Mr. DiSanto currently serves as a director of W. F. Hann & Sons, an HVAC company. In addition, he serves as Chairman of the Greater Cleveland Sports Commission and is on the board of the Greater Cleveland Film Commission. Mr. DiSanto is a current trustee of Case Western Reserve University. Mr. DiSanto earned his bachelor degree in Management Science and his Masters of Business Administration from Case Western Reserve University.

About LNB Bancorp, Inc.

LNB Bancorp, Inc. is a $1.2 billion bank holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank and Morgan Bank serve customers through 20 retail-banking locations and 28 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. Our Indirect Auto Financing division serves over 650 dealers in seven states. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

CONTACT:
LNB Bancorp, Inc.
Peter R. Catanese, 440-244-7126